Exhibit 10.29

AMENDED AND RESTATED INVESTOR SECURITYHOLDERS AGREEMENT

by and among

DOMUS HOLDINGS CORP.,

REALOGY CORPORATION,

AVENUE CAPITAL MANAGEMENT II, L.P., and

the SECURITYHOLDERS that are parties hereto

DATED AS OF JANUARY 5, 2011

AMENDED AND RESTATED INVESTOR SECURITYHOLDERS AGREEMENT, dated as of January 5, 2011 (this “Agreement”), by and among Domus Holdings Corp., a Delaware corporation (the “Company”), Realogy Corporation, a Delaware corporation (“Realogy”), Avenue Capital Management II, L.P., a Delaware limited partnership (together with its affiliated funds, (“Avenue”)), and the Apollo Holders (as such term is hereinafter defined).

WHEREAS, the Company, Realogy, Avenue and the Apollo Holders previously executed the Investor Securityholders Agreement, dated as of November 30, 2010, which is being amended and restated hereby;

WHEREAS, the Company owns, directly or indirectly, all of the outstanding equity interests of Realogy;

WHEREAS, Realogy has previously issued 10.50% Senior Notes due 2014, 11.00%/11.75% Senior Toggle Notes due 2014, and 12.375% Senior Subordinated Notes due 2015 (collectively, the “Existing Notes”);

WHEREAS, Avenue will exchange its Existing Notes for new 11.00% Senior Cash Notes due 2017, new 11.50% Senior Cash Notes due 2017, and new 12.875% Senior Subordinated Notes due 2018 (collectively, the “Extended Maturity Notes” and together with the Convertible Notes, the “New Notes”) and 11.00% Series A Convertible Notes due 2018 (the “Series A Convertible Notes”), 11.00% Series B Convertible Notes due 2018 (the “Series B Convertible Notes”) and 11.00% Series B Convertible Notes due 2018 (the “Series C Convertible Notes” and, together with the Series A Convertible Notes and the Series B Convertible Notes, the “Convertible Notes”) convertible at any time at the option of the holders thereof, in whole or in part, into shares of Class A common stock of the Company, par value $0.01 per share (the foregoing transactions, collectively, the “Exchange Transactions”);

WHEREAS, RCIV Holdings (Luxembourg) s.à.r.l., a Luxembourg société à responsabilité limitée (“RCIV Luxco”), a wholly owned subsidiary of RCIV Holdings, L.P, a Cayman Islands exempted limited partnership (“RCIV Cayman”), owns Existing Notes and will own Convertible Notes convertible into an equity interest in the Company upon consummation of the Exchange Transactions;

WHEREAS, Apollo Investment Fund VI, LP, a Delaware limited partnership (“AIF VI”), Domus Investment Holdings, LLC, a Delaware limited liability company (“Domus Investment”) and Domus Co-Investment Holdings, LLC, a Delaware limited liability company (“Co-Investment Holdings”), each own capital stock of the Company; and

WHEREAS, each of the Company, the Apollo Holders and Avenue deem it to be in their respective best interests to enter into this Agreement to set forth their agreements with respect to certain matters concerning the Company.

NOW, THEREFORE, in consideration of the premises and of the mutual consents and obligations hereinafter set forth, intending to be legally bound, the parties hereto hereby agree as follows:

Section 1. Definitions.

As used in this Agreement:

“Accelerated Issuance” has the meaning set forth in Section 2.

“Acquisition Counterparty” has the meaning set forth in Section 2.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“Agreement” has the meaning set forth in the preamble.

“AIF VI” has the meaning set forth in the preamble.

“Apollo Holders” means AIF VI, Domus Investment, RCIV Cayman, RCIV Luxco and Co-Investment Holdings, collectively with each of their respective Affiliates (including, for avoidance of doubt, any syndication vehicles).

“Avenue” has the meaning set forth in the recitals.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Class A Common Stock” means the Class A common stock of the Company, par value $.01 per share.

“Class B Common Stock” means the Class B common stock of the Company, par value $.01 per share.

“Closing Date” means the date of the closing of the Exchange Transactions.

“Co-Investment Holdings” has the meaning set forth in the recitals.

“Common Stock” means the Class A Common Stock, and the Class B Common Stock, collectively, and any class of common stock into which the Class A Common Stock or Class B Common Stock may be reclassified, converted or exchanged.

“Company” has the meaning set forth in the preamble.

“Company Offered Securities” has the meaning set forth in Section 2.

“Convertible Notes” has the meaning set forth in the recitals.

“Debt Preemptive Event” has the meaning set forth in Section 2.

“Domus Investment” has the meaning set forth in the recitals.

“Equity Preemptive Event” has the meaning set forth in Section 2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Transactions” has the meaning set forth in the recitals.

“Existing Notes” has the meaning set forth in the recitals.

“Extended Maturity Notes” has the meaning set forth in the recitals.

“Group” has the meaning ascribed to such term in Section 13(d)(3) of the Exchange Act.

“Intermediate” shall mean Domus Intermediate Holdings Corp., a Delaware corporation.

“IPO” means the initial public offering of shares of the Common Stock pursuant to an effective Registration Statement under the Securities Act.

“Lock-Up Period” has the meaning set forth in Section 3.1(c).

“Lock-Up Exceptions” has the meaning set forth in Section 3.1(c).

“Losses” has the meaning set forth in Section 3.3(a).

“New Notes” has the meaning set forth in the recitals.

“Participating Holders” has the meaning set forth in Section 3.2(a).

“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity.

“Piggy-Back Notice” has the meaning set forth in Section 3.1(a).

“Piggy-Back Registration Right” has the meaning set forth in Section 3.1(a)

“Preemptive Event” has the meaning set forth in Section 2.

“Preemptive Rights Offer” has the meaning set forth in Section 2.

“Preemptive Rights Offer Notice” has the meaning set forth in Section 2.

“Pro Rata Debt Ownership” shall be a fraction of the Company Offered Securities or, in the case of a Third Party Debt Financing, a fraction of the aggregate principal amount of indebtedness to be incurred, determined by dividing (A) the aggregate principal amount of New Notes then owned by Avenue plus the aggregate principal amount of Convertible Notes converted into Class A Common Stock by Avenue to the extent such Class A Common Stock is still held by Avenue by (B) $6.985 billion (which is the total outstanding indebtedness of the Company and Realogy on a consolidated basis as of November 30, 2010).

“Proportionate Debt Percentage” shall mean a number (expressed as a percentage) equal to a fraction, the numerator of which is the aggregate principal amount of the debt proposed to be purchased by the holder of the Existing Notes or New Notes in connection with a debt financing to third parties and the denominator of which is the aggregate principal amount of the Existing Notes or New Notes owned by such holder.

“Proportionate Percentage” with respect to any holder of Convertible Notes (or shares of Class A Common Stock issued upon conversion of such Convertible Notes or a combination thereof), shall mean a number (expressed as a percentage) equal to a fraction, the numerator of which is the total number of shares of Common Stock on an as-converted basis proposed to be transferred by such holder in a proposed Tag-Along Transaction and the denominator of which is the total number of shares of Common Stock on an as-converted basis owned by such holder.

“Public Sale” means any sale, occurring simultaneously with or after an IPO, of Common Stock to the public pursuant to an offering registered under the Securities Act or to the public in the manner described by the provisions of Rule 144 promulgated thereunder, other than an offering relating to employee incentive plans.

“Qualified Public Offering” means (a) an Underwritten Offering of shares of Class A Common Stock by the Company or any selling securityholders pursuant to an effective Registration Statement filed by the Company with the SEC (other than (i) a registration relating solely to an employee benefit plan or employee stock plan, a dividend reinvestment plan, or a merger or a consolidation, (ii) a registration incidental to an issuance of securities under Rule 144A, (iii) a registration on Form S-4 or any successor form, or (iv) a registration on Form S-8 or any successor form) under the Securities Act, pursuant to which the aggregate offering price of the Class A Common Stock (by the Company and/or other selling securityholders) sold in such offering (together with the aggregate offering prices from any prior such offerings) is at least $200 million and (b) the listing of Company Class A Common Stock on the NASDAQ Global Select Market, the NASDAQ Global Market, the New York Stock Exchange or any successor exchange to the foregoing.

“RCIV Cayman” has the meaning set forth in the recitals.

“RCIV Luxco” has the meaning set forth in the recitals.

“Realogy” has the meaning set forth in the preamble.

“Registrable Securities” shall mean (i) the shares of Class A Common Stock issued upon the conversion of the Convertible Notes, (ii) the shares of Class A Common Stock acquired in connection with the exercise of preemptive rights in accordance with Section 2, (iii) any and all shares of Common Stock issued or issuable with respect to Registrable Securities by way of stock dividend or a stock split; provided, that any Registrable Securities shall cease to be Registrable Securities when (A) a Registration Statement with respect to the sale of such Registrable Securities has been declared effective under the Securities Act and such Registrable Securities have been disposed of pursuant to such Registration Statement, (B) such Registrable Securities have been disposed of in reliance upon Rule 144 (or any similar provision then in force) under the Securities Act or (C) except for a transfer in accordance with Section 8(p), such Registrable Securities shall have been otherwise transferred to a third party; and provided, further, that any securities that have ceased to be Registrable Securities shall not thereafter become Registrable Securities and any security that is issued or distributed in respect of securities that have ceased to be Registrable Securities is not a Registrable Security and (iv) any shares of Common Stock required to be registered by the Company on behalf of any other Person possessing registration rights pursuant to another agreement in which the Company had granted such rights.

“Registration Statement” means any shelf registration statement or other registration statement filed with the SEC with respect to the Class A Common Stock.

“Sale Notice” has the meaning set forth in Section 4.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Convertible Notes” has the meaning set forth in the recitals.

“Series B Convertible Notes” has the meaning set forth in the recitals.

“Series C Convertible Notes” has the meaning set forth in the recitals.

“Subject Securities” means shares of Class A Common Stock, the Convertible Notes and any shares of Class A Common Stock issuable upon conversion thereof.

“Syndicated Third Party Bank Financing” means a Third Party Debt Financing involving loans provided by a syndicate of banks, financial institutions and other institutional lenders.

“Tag-Along Holder” has the meaning set forth in Section 4(b).

“Tag-Along Notice” has the meaning set forth in Section 4(b).

“Tag-Along Transaction” has the meaning set forth in Section 4(a).

“Third Party Debt Financing” has the meaning set forth in Section 2.

“Third Party Debt Financing Notice” has the meaning set forth in Section 2.

“Third Party Debt Financing Offer” has the meaning set forth in Section 2.

“Underwritten Offering” means a sale of shares of Class A Common Stock to an underwriter for reoffering to the public.

“Underwritten Third Party Notes Offering” means a Third Party Debt Financing involving a public or broadly marketed offering (as determined in good faith by the Board of Directors of the Company or a committee thereof) of debt securities.

Section 2. Preemptive Events. If any time prior to (but not including) a Qualified Public Offering, (i) the Company or Realogy proposes to issue or sell any equity securities (or securities convertible into, issuable upon exercise of or exchangeable for any such equity securities) (not including (a) securities issued pursuant to any equity compensation plans, (b) securities issued as a dividend or distribution on all shares of Common Stock or upon any stock split, recapitalization or other subdivision or combination of securities, (c) securities issued upon the exercise, conversion or exchange of any options, warrants or convertible securities issued prior to the date hereof or for which Avenue has had the opportunity to subscribe for pursuant to its preemptive rights (and which shall include the Convertible Notes), (d) securities issued (other than to an Apollo Holder) (X) as consideration in an acquisition (whether by stock sale, merger, recapitalization, asset purchase or otherwise) or (Y) in connection with a joint venture or strategic alliance or (ii) the Company or Realogy proposes to issue or sell debt to any Affiliate of Realogy or the Company (for the avoidance of doubt, such Affiliate of Realogy or the Company shall not include the Company, Realogy, Intermediate or any subsidiary of Realogy) (collectively, “Company Offered Securities”), the Company shall give notice in writing (the “Preemptive Rights Offer Notice”) to Avenue of such proposed issuance or sale of equity (an “Equity Preemptive Event”) or debt (a “Debt Preemptive Event” and, together with an Equity Preemptive Event, a “Preemptive Event”). The Preemptive Rights Offer Notice shall describe the terms of the proposed transaction, identify the proposed purchaser(s), and contain an offer (the “Preemptive Rights Offer”) to sell Company Offered Securities to Avenue, at the same price, on the same terms and for the same consideration to be paid by the proposed purchaser(s) as set forth in this Section 2. With respect to an Equity Preemptive Event, Avenue shall have the right to participate in the Preemptive Event up to its respective pro rata fully-diluted portion of its equity ownership (which shall be a fraction of the Company Offered Securities determined by dividing (A) the number of shares of Common Stock then owned by Avenue on a fully-diluted basis assuming the conversion of all of its Convertible Notes by (B) the number of shares of Common Stock then outstanding (before giving effect to the Preemptive Event) on a fully-diluted basis assuming, among other things, the conversion of all Convertible Notes then outstanding. With respect to a Debt Preemptive Event, Avenue shall have the right to participate in the Preemptive Event up to its Pro Rata Debt Ownership. The Preemptive Rights Offer Notice shall be delivered at least fifteen (15) days prior to the relevant issuance or sale. If Avenue fails to accept in writing the Preemptive Rights Offer by the tenth (10th) day after the Company’s delivery of the Preemptive Rights Offer Notice, Avenue shall have no further rights with respect to the Preemptive Event; provided, however, that if (i) any of the terms of the Preemptive Event, taken as a whole, materially change after the date of the Preemptive Rights Offer Notice or (ii) the issuance or sale of the Company Offered Securities pursuant to the Preemptive Event shall not have occurred within one hundred twenty (120) days after the delivery of the Preemptive Rights Offer Notice (subject to extension in the event of required regulatory approvals not having been obtained by such date but in any event no later than one hundred eighty (180) days after delivery of the Preemptive Rights Offer Notice), then, in each case, any additional issuances shall again be subject to this Section 2 and the Company shall be required to give a new Preemptive Rights Offer Notice within the time period described above and Avenue shall have an additional ten (10) days to accept in writing the Preemptive Rights Offer. Notwithstanding any of the foregoing, following any Preemptive Rights Offer Notice relating to Company Offered Securities, the Company may immediately issue, prior to the expiration of the time periods above, the Company Offered Securities whenever it determines that it would be to the advantage of the Company for it to issue such Company Offered Securities (an “Accelerated Issuance”). To the extent that the Company effects an Accelerated Issuance and Avenue accepts in writing the Preemptive Rights Offer, the Company will issue to Avenue additional Company Offered Securities at the same price, on the same terms and for the same consideration paid by the purchaser(s) in the Accelerated Issuance, such that the percentage of the Company Offered Securities issued to Avenue would equal the percentage of the Company Offered Securities Avenue would have otherwise received in the absence of an Accelerated Issuance in accordance with this Section 2. In addition, if at any time prior to a Qualified Public Offering, the Company or Realogy proposes to incur indebtedness (other than indebtedness (X) incurred in the ordinary course of business, (Y) incurred in favor of the seller, target, acquisition or merger counterparty or their Affiliates (each, an “Acquisition Counterparty”) or assumed from an Acquisition Counterparty as consideration in an acquisition (whether by stock sale, merger, recapitalization, asset purchase or otherwise) or (Z) incurred in connection with a joint venture or strategic alliance in favor of such joint venture or strategic alliance or joint venture partner or strategic partner or their Affiliates) pursuant to a new debt financing with one or more third parties (a “Third Party Debt Financing”), then the Company shall use its commercially reasonable efforts to allow Avenue to participate, up to its Pro Rata Debt Ownership, at the same price, on the same terms and for the same consideration as other participants in the financing; provided however that if the Apollo Holders participate in such debt financing, then Avenue shall have the right to participate in the debt financing at the same price, on the same terms and for the same consideration as the Apollo Holders, provided that the Proportionate Debt Percentage of debt to be purchased by Avenue shall not exceed the Proportionate Debt Percentage of debt that the Apollo Holders elect to acquire in such debt financing. The Company shall deliver written notice (the “Third Party Debt Financing Notice”) to Avenue of such proposed Third Party Debt Financing electronically via facsimile or electronic mail (i) in the case of an Underwritten Third Party Notes Offering, promptly upon the commencement of the marketing thereof, (ii) in the case of a Syndicated Third Party Bank Financing, promptly after the beginning of the marketing period for such Syndicated Third Party Bank Financing, and (iii) in the case of any other Third Party Debt Financing, at least ten (10) days prior to the relevant incurrence, issuance or sale. The Third Party Debt Financing Notice shall describe the anticipated terms (provided that the description of such terms may be limited to the information provided to other potential investors in the Third Party Debt Financing) of the proposed transaction, contain an offer (the “Third Party Debt Financing Offer”) to Avenue to participate in the Third Party Debt Financing at the same price, on the same terms and for the same consideration to be paid by other potential investors in the proposed Third Party Debt Financing or by the Apollo Holders if the Apollo Holders participate in such proposed debt financing, and, in the case of an Underwritten Third Party

Notes Offering or a Syndicated Third Party Bank Financing, indicate the anticipated length of the marketing period, and provide instructions, including any relevant contact information, on how to participate in the offering. If Avenue fails to accept the Third Party Debt Financing Offer, (i) in the case of an Underwritten Third Party Notes Offering or a Syndicated Third Party Bank Financing, by (a) indicating their interest in participating in the Third Party Debt Financing in accordance with the instructions included in the Third Party Debt Financing Notice and (b) promptly notifying the Company in writing electronically via facsimile or electronic mail, prior to the end of the marketing period for such transaction indicated on the Third Party Debt Financing Notice, or (ii) in the case of any other Third Party Debt Financing, in writing electronically via facsimile or electronic mail to the Company by the tenth (10th) day after the Company’s delivery of the Third Party Debt Financing Notice, Avenue shall have no further rights with respect to the Third Party Debt Financing; provided, however, that if the relevant incurrence, issuance or sale in a Third Party Debt Financing shall not have occurred within one hundred twenty (120) days after the delivery of the Third Party Debt Financing Notice (subject to extension in the event of required regulatory approvals not having been obtained by such date but in any event no later than one hundred eighty (180) days after delivery of the Third Party Debt Financing Notice), then any additional incurrence, issuance or sale shall again be subject to this Section 3 and the Company shall be required to give a new Third Party Debt Financing Notice within the time periods described above and Avenue shall have an additional ten (10) days to accept in writing the Third Party Debt Financing Notice.

Section 3. Registration Rights.

3.1 Piggy-Back Registration Rights.

(a) Participation. Subject to Section 3.1(b), if at any time the Company proposes to register any of its shares of Common Stock under the Securities Act (other than a registration on Form S-4 or S-8 or any successor form to such Forms or any registration of securities as it relates to an offering and sale to management of the Company pursuant to any employee stock plan or other employee benefit plan arrangement or pursuant to a shelf registration statement), whether for its own account or for the account of one or more stockholders of the Company, and the registration form to be used may be used for any registration of Registrable Securities, then the Company shall give prompt written notice (the “Piggy-Back Notice”) to Avenue of its intention to effect such a registration and, subject to Section 3.1(b), shall include in such registration all Registrable Securities with respect to which the Company has received a written request from Avenue for inclusion therein within 15 days after the receipt of the Piggy-Back Notice. The Piggy-Back Notice shall offer Avenue the right, subject to Section 3.1(b) (the “Piggy-Back Registration Right”), to register such number of shares of Registrable Securities as Avenue may request and shall set forth (i) the anticipated filing date of such Registration Statement and (ii) the number of shares of Class A Common Stock that is proposed to be included in such Registration Statement.

(b) Underwriters’ Cutback. Notwithstanding the foregoing, if a registration pursuant to this Section 3.1 involves an Underwritten Offering and the managing underwriter or underwriters of such proposed Underwritten Offering advises the Company that the total or kind of securities which Avenue and any other persons or entities intend to include in such offering would be reasonably likely to adversely affect the price, timing or distribution of the securities offered in such offering, then the number of securities proposed to be included in such registration shall be allocated among the Company and all of the selling securityholders, such that the number of securities that each such Person shall be entitled to sell in the Underwritten Offering shall be included in the following order:

(i) In the event of an exercise by any Person possessing demand rights pursuant to another agreement in which the Company has granted demand rights:

(1) first, the Registrable Securities held by the Person exercising a demand right pursuant to any other agreement in which the Company has granted demand rights, pro rata based upon the number of Registrable Securities proposed to be included by each such Person in connection with such registration;

(2) second, the Registrable Securities held by the Persons requesting their Registrable Securities to be included in such registration pursuant to the terms of Section 3.1(a) or pursuant to any other agreement in which the Company has granted piggy-back registration rights, pro rata based upon the number of Registrable Securities proposed to be included by each such Person at the time of such registration; and

(3) third, the securities to be issued and sold by the Company in such registration.

(ii) In all other cases:

(1) first, the securities to be issued and sold by the Company in such registration; and

(2) second, the Registrable Securities held by the Persons requesting their Registrable Securities to be included in such registration pursuant to the terms of Section 3.1(a) or pursuant to any other agreement in which the Company has granted Piggy-Back registration rights, pro rata based upon the number of Registrable Securities proposed to be included by each such Person at the time of such registration.

Notwithstanding anything to the contrary set forth in this Section 3.1(b), if the managing underwriter for an Underwritten Offering advises the Company that the inclusion of the number of shares of Common Stock proposed to be included in any registration by any particular Person would interfere with the successful marketing (including pricing) of such shares to be offered thereby, then the number of such shares proposed to be included in such registration by such Person shall be reduced to the lower of the number of such shares that the managing underwriter advises that such Person may sell in the Underwritten Offering and the number of such shares calculated pursuant to the foregoing.

(c) Lock-up. If the Company at any time shall register shares of Common Stock under the Securities Act for sale to the public in an underwritten offering and if requested by the lead managing underwriter, Avenue agrees not to sell publicly, make any short sale of, grant any option for the purchase of, or otherwise dispose of, any capital stock of the Company without the prior written consent of the lead managing underwriter, during a period of not more than ninety (90) days (or up to one hundred eighty (180) days if requested by the lead managing underwriter in connection with a Qualified Public Offering) commencing on the effective date of the Registration Statement (the “Lock-Up Period”); provided, however, that, if any holders of Registrable Securities shall be subject to a shorter period or receives more advantageous terms relating to the Lock-Up Period, then the Lock-Up Period shall be such shorter period and also on such more advantageous terms and Avenue shall be released from its obligations under this clause to the extent any other holder of Registrable Securities is released. Notwithstanding the foregoing, Avenue shall be entitled to transfer any shares of Class A Common Stock (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to Affiliates of Avenue where such Affiliates agree to be bound in writing by the restrictions set forth herein, (iii) with the prior written consent of the Company, (iv) to a nominee or custodian of a Person to whom a disposition or transfer would be permitted hereunder, provided that such nominee or custodian agrees to be bound in writing by the restrictions set forth herein, (v) following the consummation of a Qualified Public Offering, in transactions relating to shares of Common Stock or other securities acquired in open market transactions, or (vi) to any wholly-owned subsidiary or any stockholders, partners, members or similar persons of Avenue, provided that such Person agrees to be bound in writing by the restrictions set forth herein; provided that, in the case of this clause (i), (iv), (v) and (vi), such transfers do not give rise to a requirement to disclose in any public report or filing with the SEC and Avenue does not otherwise voluntarily effect any public filing or report regarding such transfers (collectively, the “Lock-Up Exceptions”). In addition, if requested by the lead managing underwriter, in connection with a public offering, Avenue shall enter into a customary lock-up agreement with the lead managing underwriter. If the Company notifies Avenue of its intention to consummate a Qualified Public Offering, on its own behalf or in connection with an exercise by any Person possessing demand rights pursuant to another agreement in which the Company has granted demand rights, Avenue agrees that it shall not sell publicly, make any short sale of, grant any option for the purchase of, or otherwise dispose, any shares of Class A Common Stock (except, in each case, as part of the Qualified Public Offering, if permitted) during the period beginning on the delivery or receipt of such notice until the expiration of the Lock-Up Period, subject to the Lock-Up Exceptions.

(d) Company Control. The Company may decline to file a Registration Statement after giving the Piggy-Back Notice, or withdraw a Registration Statement after filing and after such Piggy-Back Notice, but prior to the effectiveness of the Registration Statement, provided that the Company shall promptly notify Avenue in writing of any such action and provided further that the Company shall bear all reasonable expenses incurred by Avenue or otherwise in connection with such withdrawn Registration Statement.

(e) Participation in Underwritten Offerings. No Person may participate in any Underwritten Offering under this Section 3.1 unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lock-ups and other documents required for such underwriting arrangements. Nothing in this Section 3.1(e) shall be construed to create any additional rights regarding the Piggy-Back registration of Registrable Securities in any Person otherwise than as set forth herein.

(f) Expenses. The Company will pay all registration fees and other reasonable expenses in connection with each registration of Registrable Securities requested pursuant to this Section 3, including reasonable fees and expenses of one counsel to the Participating Holders which shall not exceed $100,000; provided, that each Participating Holder shall pay any remaining counsel fees and expenses and all applicable underwriting fees, discounts and similar charges (pro rata based on the securities sold).

(g) Publicly Available Information. If the Company is not required to file reports under the Securities Act or the Exchange Act, the Company will make publicly available such necessary information for so long as necessary to permit sales pursuant to Rule 144 under the Securities Act.

3.2 Registration Rights Procedures.

(a) In connection with the Company’s obligation under Section 3.1 to file a Registration Statement, the Company shall use its reasonable best efforts to cause such Registration Statement to become effective to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company shall:

(i) prepare the required Registration Statement including all exhibits and financial statements required under the Securities Act to be filed therewith, and before filing a Registration Statement or prospectus, or any amendments or supplements thereto, (x) furnish to the underwriters, if any, and to the holders of Registrable Securities covered by the applicable Registration Statement (“Participating Holders”), copies of all documents prepared to be filed, which documents shall be subject to the review of such underwriters and the Participating Holders and their respective counsel and make such changes to such documents as are reasonably requested by the Participating Holders and (y) except in the case of a registration under Section 3.1, not file any Registration Statement hereunder or prospectus or amendments or supplements thereto to which the underwriters, if any, or the Participating Holders shall reasonably object;

(ii) prepare and file with the SEC such pre- and post-effective amendments to such Registration Statement and supplements to the prospectus as may be (x) reasonably requested by any other Participating Holder (to the extent such request relates to information relating to such holder), or (z) necessary to keep such registration effective for the period of time required by this Agreement, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;

(iii) notify the Participating Holders and the managing underwriter or underwriters, if any, and (if requested) confirm such advice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (a) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable prospectus or any amendment or supplement to such prospectus has been filed, (b) of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement or such prospectus or for additional information, (c) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final prospectus or the initiation or threatening of any proceedings for such purposes, (d) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in any material respect, and (e) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(iv) promptly notify the Participating Holders and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the applicable Registration Statement or the prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such prospectus and any preliminary prospectus, in light of the circumstances under which they were made) not misleading or, if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement or prospectus in order to comply with the Securities Act and, in either case as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the Participating Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement or prospectus which shall correct such misstatement or omission or effect such compliance;

(v) use its reasonable best efforts to prevent, or obtain the withdrawal of, any stop order or other order suspending the use of any preliminary or final prospectus;

(vi) promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or underwriters reasonably believes should be included therein relating to the plan of distribution with respect to such Registrable Securities, and make all required filings of such prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(vii) furnish to each Participating Holder and each underwriter, if any, without charge, as many conformed copies as such Participating Holder or underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(viii) deliver to each Participating Holder and each underwriter, if any, without charge, as many copies of the applicable prospectus (including each preliminary prospectus) and any amendment or supplement thereto as such Participating Holder or underwriter may reasonably request (it being understood that the Company consents to the use of such prospectus or any amendment or supplement thereto by such holder of Common Stock and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such prospectus or any amendment or supplement thereto) and such other documents as Avenue or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by Avenue or underwriter;

(ix) use its commercially reasonable efforts to register or qualify, or obtain exemption from registration or qualification for, all Registrable Securities by the time a Registration Statement is declared effective by the SEC under all applicable state securities or “blue sky” laws of such jurisdictions as Avenue, the holder of Registrable Securities or the managing underwriter or underwriter, if any, shall reasonably request in writing, keep each such registration or qualification or exemption effective and do any and all other acts and things that may be reasonably necessary or advisable to enable Avenue or the holder of Registrable Securities to consummate the disposition in each such jurisdiction of such Registrable Securities owned by Avenue or such holder; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction or to register as a broker or dealer in such jurisdiction where it would not otherwise be required to qualify but for this Section 3.2(a)(ix) and except as may be required by the Securities Act, (ii) subject itself to taxation in any such jurisdiction, or (iii) submit to the general service of process in any such jurisdiction;

(x) make such representations and warranties to the Participating Holders and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in secondary underwritten public offerings;

(xi) enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the registration and disposition of such Registrable Securities;

(xii) obtain for delivery to the Participating Holders and to the underwriter or underwriters, if any, an opinion or opinions from counsel for the Company dated the effective date of the Registration Statement or, in the event of an Underwritten Offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Participating Holder or underwriters, as the case may be, and their respective counsel;

(xiii) in the case of an Underwritten Offering, obtain for delivery to the Company and the managing underwriter or underwriters, with copies to the Participating Holders, a cold comfort letter from the Company’s independent certified public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

(xiv) cooperate with each Participating Holder and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(xv) use its reasonable best efforts to comply with all applicable securities laws and make available to its securityholders party hereto, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(xvi) make available upon reasonable notice at reasonable times and for reasonable periods for inspection by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with such Registration Statement as shall be necessary to enable them to exercise their due diligence responsibility; provided that any such Person gaining access to information regarding the Company pursuant to this Section 3.2(a)(xvi) shall agree to hold in strict confidence and shall not make any disclosure or use any information regarding the Company that the Company determines in good faith to be confidential, and of which determination such Person is notified, unless (w) the release of such information is requested or required (by deposition, interrogatory, requests for information or documents by a governmental entity, subpoena or similar process), (x) such information is or becomes publicly known other than through a breach of this or any other agreement of which such Person has knowledge, (y) such information is or becomes available to such Person on a non-confidential basis from a source other than the Company or (z) such information is independently developed by such Person;

(xvii) in the case of an Underwritten Offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter or underwriters in any such Underwritten Offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

(xviii) as of the effective date of any Registration Statement relating thereto, use its reasonable best efforts to cause all such Registrable Securities to be listed on the NASDAQ Global Select Market, the NASDAQ Global Market or the New York Stock Exchange; and

(xix) as of the effective date of any Registration Statement relating thereto, provide a transfer agent and registrar for all such Registrable Securities.

(b) The Company may require each Participating Holder to furnish to the Company such information, documents and instruments from such Participating Holder as the Company may from time to time reasonably request, including, but not limited to, a questionnaire, custody agreement, power of attorney, lock-up letters and underlying agreement.

Each Participating Holder agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

(c) Each Participating Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.2(a)(iv), such Participating Holder will forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement until such Participating Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.2(a)(iv), or until such Participating Holder is advised in writing by the Company that the use of the prospectus may be resumed, and if so directed by the Company, such Participating Holder shall deliver to the Company (at the Company’s expense) all copies of the prospectus covering such Registrable Securities, other than permanent file copies, then in such Participating Holder’s possession. In the event the Company shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended prospectus contemplated by Section 3.2(a)(iv) or is advised in writing by the Company that the use of the prospectus may be resumed.

(d) Avenue shall not use any free writing prospectus (as defined in Rule 405) in connection with the sale of Registrable Securities without the prior consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

3.3 Indemnification.

(a) The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, Avenue and its officers, directors, employees, managers, members, partners and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) Avenue or such other indemnified Person from and against all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses including all reasonable expenses incurred in enforcing this indemnity) (collectively, the “Losses”) caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, prospectus or preliminary prospectus (including any issuer free writing prospectus) or any amendment thereof or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as the same are caused by any information furnished in writing to the Company by Avenue expressly for use therein. In connection with an Underwritten Offering and without limiting any of the Company’s other obligations under this Agreement, the Company shall also indemnify such underwriters, their officers, directors, employees and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such underwriters or such other indemnified Person to the same extent as provided above with respect to the indemnification (and exceptions thereto) of Avenue. Reimbursements payable pursuant to the indemnification contemplated by this subsection (a) will be made by periodic payments during the course of any investigation or defense, as and when bills are received or expenses incurred.

(b) In connection with any proposed registration in which Avenue is participating pursuant to this Agreement, Avenue agrees to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors, officers, employees and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company or such other indemnified Person against all Losses caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of material fact contained in the Registration Statement, prospectus or preliminary prospectus (including any issuer free writing prospectus) or any amendment thereof or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or omission contained in any information or affidavit so furnished in writing by Avenue to the Company for inclusion in such Registration Statement, prospectus or preliminary prospectus and has not been corrected in a subsequent writing prior to or concurrently with the sale of the securities to the Person asserting such loss, claim, damage, liability or expense. In no event shall the liability of Avenue hereunder be greater in amount than the dollar amount of the net cash proceeds actually received by Avenue upon the sale of the securities giving rise to such indemnification obligation. The Company and Avenue shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above with respect to information so furnished in writing by such Persons for inclusion in any prospectus or Registration Statement.

(c) Any Person entitled to indemnification hereunder will (i) give prompt (but in any event within 30 days after such Person has actual knowledge of the facts constituting the basis for indemnification) written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that the indemnifying party is actually prejudiced by reason of such delay or failure; provided, further, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (a) the indemnifying party has agreed in writing to pay such fees or expenses, or (b) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person or (c) in the reasonable judgment of any such Person, based upon advice of counsel, a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld).

An indemnified party shall not be required to consent to any settlement involving the imposition of equitable remedies or involving the imposition of any obligations or admissions on such indemnified party other than financial obligations for which such indemnified party will be indemnified hereunder. No indemnifying party will be required to consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim in any one jurisdiction, unless the use of one counsel would be expected to give rise to a conflict of interest between such indemnified party and any other of such indemnified parties with respect to such claim, in which case the indemnifying party shall be obligated to pay the fees and expenses of each additional counsel.

(d) If for any reason the indemnification provided for in the preceding clauses 3.3(a) and 3.3(b) is unavailable to an indemnified party or insufficient to hold it harmless as contemplated by the preceding clauses 3.3(a) and 3.3(b), then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations, provided that Avenue shall not be required to contribute in an amount greater than the dollar amount of the net cash proceeds actually received by Avenue with respect to the sale of any securities under this Section 4. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 4. Tag-Along Rights.

(a) Prior to the consummation of a Qualified Public Offering, if the Apollo Holders desire to effect any sale or transfer of shares of Common Stock representing 5% or more of the outstanding shares of Common Stock on a fully diluted basis in a single transaction or series of related transactions for value to any third party that is not an Affiliate of the Apollo Holders, other than in a Public Sale (a “Tag-Along Transaction”), it shall give written notice to Avenue offering Avenue the option to participate in such Tag-Along Transaction (a “Sale Notice”). The Sale Notice shall set forth in reasonable detail the material terms and conditions of the proposed Tag-Along Transaction and identify the contemplated transferee or Group.

(b) Avenue may, by written notice to the Apollo Holders (a “Tag-Along Notice”) delivered within ten (10) days after the delivery of the Sale Notice (Avenue delivering such timely notice being a “Tag-Along Holder”), elect to sell in such Tag-Along Transaction all or a portion of the shares of Class A Common Stock held by Avenue or shares of Class A Common Stock issuable upon conversion of the Convertible Notes held by Avenue on the same terms and conditions as the Apollo Holders, provided that, without the consent of the Apollo

Holders, the Proportionate Percentage of shares of Common Stock to be sold by any Tag-Along Holder will not exceed the Proportionate Percentage of shares of Common Stock that the Apollo Holders propose to sell or transfer in the applicable Tag-Along Transaction; provided that, to the extent that any Tag-Along Holder needs to convert all or a portion of its Convertible Notes into shares of Class A Common Stock in order to participate in the applicable Tag-Along Transaction, the Apollo Holders shall structure the applicable Tag-Along Transaction to enable such conversion to occur on the closing date of such Tag-Along Transaction.

(c) If Avenue does not deliver a timely Tag-Along Notice, then the Apollo Holders may thereafter consummate the Tag-Along Transaction, at the same sale price and on the same other terms and conditions as are described in the Sale Notice (including, without limitation, the number of shares of Common Stock being sold), for a period of one hundred twenty (120) days thereafter (subject to extension in the event of required regulatory approvals not having been obtained by such date but in any event no later than two hundred seventy (270) days after delivery of the Tag-Along Notice). In the event the Apollo Holders have not consummated the Tag-Along Transaction within such one hundred twenty (120) day period (subject to extension as provided above), the Apollo Holders shall not thereafter consummate a Tag-Along Transaction, without first providing a Sale Notice and an opportunity to Avenue to sell in the manner provided above. If Avenue gives the Apollo Holders a timely Tag-Along Notice, then the Apollo Holders shall use reasonable efforts to cause the prospective transferee or Group to agree to acquire all the shares of Class A Common Stock identified in all timely Tag-Along Notices, upon the same terms and conditions as are applicable to the shares of Common Stock held by the Apollo Holders. If such prospective transferee or Group is unable or unwilling to acquire all the shares of Common Stock proposed to be included in the Tag-Along Transaction upon such terms, then the Apollo Holders may elect either to cancel such Tag-Along Transaction or to allocate the maximum number of shares that such prospective transferee or Group is willing to purchase among the Apollo Holders and the Tag-Along Holders in such proportions that the Apollo Holders’ and each such Tag-Along Holder’s Proportionate Percentages are reduced on a pro rata basis to reflect the total number of shares of Common Stock to be sold. In connection with the Tag-Along Transaction, each party shall bear its own expenses.

(d) For purposes of this Section 4, any holder of shares of Common Stock who has a contractual right (other than, for the avoidance of doubt, pursuant to this Agreement) to participate in such Tag-Along Transaction or any other holder of Common Stock who is otherwise participating in such Tag-Along Transaction with the consent of the Apollo Holders, shall be deemed to be a “Tag-Along Holder” under this Section 4 (provided that, for the avoidance of doubt, this Section 4(d) is not intended to nor shall it grant any rights to any Person to participate in any Tag-Along Transaction that is not otherwise granted pursuant to Section 4 (a)-(c) above).

Section 5. Notices. All notices, requests, consents and other communications hereunder shall be in writing and will be deemed to have been duly delivered: (i) upon personal delivery; (ii) three (3) days after being mailed by certified or registered mail, postage prepaid, return receipt requested; (iii) one (1) Business Day after being sent via a nationally recognized overnight courier service; or (iv) upon receipt of electronic or other confirmation of transmission if sent via facsimile or electronic mail to the appropriate party at the address, facsimile number or email specified on Annex I hereto, or at such other addresses, facsimile numbers or email addresses as the parties may designate by written notice in accordance with this Section 5.

Section 6. Amendment. This Agreement may be amended, modified, supplemented or waived from time to time by an instrument in writing signed by the Company, Realogy, Avenue and each Apollo Holder.

Section 7. Term; Termination. This Agreement shall only become effective on the Closing Date; provided that, this Agreement shall automatically terminate if the Exchange Offers contemplated herein are terminated and abandoned. Unless earlier terminated by the mutual agreement of all the parties hereto, this Agreement shall terminate automatically upon the earlier of (i) the dissolution, liquidation or winding-up of the Company (unless the Company continues to exist after such dissolution, liquidation or winding-up as a limited liability company or in another form, whether incorporated in Delaware or another jurisdiction), (ii) with respect to each Apollo Holder, the first date on which such Apollo Holder ceases to hold, directly or indirectly, any shares of Common Stock or Convertible Notes convertible into shares of Common Stock, and (iii) with respect to Avenue, the first date on which Avenue ceases to hold, directly or indirectly, Registrable Securities (assuming all of the then outstanding Convertible Notes held by Avenue have been converted into shares of Class A Common Stock) representing at least 30% of the Registrable Securities (assuming all of the Convertible Notes held by Avenue on the Closing Date were converted into shares of Class A Common Stock) Avenue acquired on the Closing Date or thereafter; provided that Avenue’s rights pursuant to Section 2 (solely with respect to Equity Preemptive Events) and Section 4 shall survive any termination of this Agreement until the earlier of (x) the first date on which Avenue ceases to own, directly or indirectly, Convertible Notes (or shares of Class A Common Stock issued upon conversion of such Convertible Notes or a combination thereof) representing at least $15 million aggregate principal amount of the Convertible Notes acquired by Avenue on the Closing Date and (y) the consummation of a Qualified Public Offering.

Section 8. Miscellaneous Provisions.

(a) THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(b) The Company may, without the consent of Avenue, permit any holder that acquires in the Exchange Offers Convertible Notes convertible into shares of Class A Common Stock representing 10% or more of the outstanding shares of Common Stock on an “as converted” basis to become a party to this Agreement and to give such holder the same rights as Avenue under this Agreement.

(c) Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.

(d) Except as provided in Section 7, any party to this Agreement who disposes of all of his, her or its Common Stock and/or Convertible Notes in conformity with the terms of this Agreement shall cease to be a party to this Agreement and shall have no further rights hereunder other than rights to indemnification under Section 3.3, if applicable.

(e) Each party to this Agreement acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, agrees that each other party to this Agreement shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach and further agrees to waive (to the extent legally permissible) any legal conditions required to be met for the obtaining of any such injunctive or other equitable relief (including posting any bond in order to obtain equitable relief).

(f) This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Exchange and delivery of this Agreement by PDF via electronic mail or by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such PDF and facsimile copies shall constitute legally enforceable original documents.

(g) Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or otherwise unenforceable provisions shall be null and void as to such jurisdiction. It is the intent of the parties, however, that any invalid, illegal or otherwise unenforceable provisions be automatically replaced by other provisions which are as similar as possible in terms to such invalid, illegal or otherwise unenforceable provisions but are valid and enforceable to the fullest extent permitted by law.

(h) Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and other documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby, in each case, subject to the provisions hereunder, including, without limitation, those set forth in Section 2 and Section 4.

(i) The parties to this Agreement agree that jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall exclusively and properly lie in the Delaware State Chancery Court located in Wilmington, Delaware, or (in the event that such court denies jurisdiction) any federal or state court located in the State of Delaware. By execution and delivery of this Agreement each party hereto irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The parties hereto irrevocably agree that venue for such action would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action. The parties further agree that the mailing by certified or registered mail, return receipt requested to the address of such parties set forth on the signature pages hereto, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(j) No course of dealing between the Company, or its subsidiaries, and the other parties hereto (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(k) BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHT OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS ENTERED INTO IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN.

(l) This Agreement sets forth the entire agreement of the parties hereto as to the subject matter hereof and supersedes all previous agreements among all or some of the parties hereto, whether written, oral or otherwise, as to such subject matter. Unless otherwise provided herein, any consent required by any party hereto may be withheld by such party in its sole discretion.

(m) Except as otherwise expressly provided herein, no Person not a party to this Agreement, as a third party beneficiary or otherwise, shall be entitled to enforce any rights or remedies under this Agreement.

(n) If, and as often as, there are any changes in the Common Stock and/or Convertible Notes, as applicable, by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Common Stock or Convertible Notes as so changed.

(o) Without limiting anything in the Charter or the Bylaws, no director of the Company shall be personally liable to the Company or any party hereto as a result of any acts or omissions taken under this Agreement in good faith.

(p) Notwithstanding anything to the contrary contained herein, (i) each Apollo Holder may assign its rights or obligations, in whole or in part, under this Agreement to any member of the Apollo Holders, and such Person shall automatically become party to this Agreement and this Agreement shall be amended and restated to provide that such Person or a designee of such Person shall have the same rights and obligations of the Apollo Holders and the Apollo Holders hereunder and (ii) Avenue may assign its rights under Section 3 to any third party transferee in connection with any transfer (other than pursuant to a public offering) of at least $10 million aggregate principal amount of its Subject Securities, provided that such third party transferee executes and delivers to the Company a joinder agreement in the form set forth in Exhibit A and becomes a party to this Agreement.

* * * * *

This Agreement is executed by the parties hereto to be effective as of the Closing Date.

REALOGY CORPORATION

By:	/s/ Anthony E. Hull
	Name:	Anthony E. Hull
	Title:	EVP, CFO & Treasurer

DOMUS HOLDINGS CORP.

By:	/s/ Anthony E. Hull
	Name:	Anthony E. Hull
	Title:	EVP, CFO & Treasurer

[Signature Page to Investor Securityholders Agreement-Avenue]

DOMUS INVESTMENT HOLDINGS, LLC

By:	Apollo Management VI, L.P., its manager

By:	AIF VI Management, LLC, its general partner

By:	/s/ Laurie Medley
	Name:	Laurie Medley
	Title:	Vice President

RCIV HOLDINGS, L.P. (CAYMAN)

By:	Apollo Advisors VI (EH), L.P., its general partner

By:	Apollo Advisors VI (EH-GP), Ltd., its general partner

By:	/s/ Laurie Medley
	Name:	Laurie Medley
	Title:	Vice President

APOLLO INVESTMENT FUND VI, L.P.

By:	Apollo Advisors VI, L.P., its general partner

By:	Apollo Capital Management VI, LLC, its general partner

By:	/s/ Laurie Medley
	Name:	Laurie Medley
	Title:	Vice President

[Signature Page to Investor Securityholders Agreement-Avenue]

DOMUS CO-INVESTMENT HOLDINGS, LLC

By:	Apollo Management VI, L.P., its managing member

By:	AIF VI Management, LLC, its general partner

By:	/s/ Laurie Medley
	Name:	Laurie Medley
	Title:	Vice President

[Signature Page to Investor Securityholders Agreement-Avenue]

RCIV HOLDINGS (LUXEMBOURG), S.A.R.L.

By:	/s/ Laurie Medley
Name:	Laurie Medley
Title:	Class A Manager

[Signature Page to Investor Securityholders Agreement-Avenue]

AVENUE CAPITAL MANAGEMENT II, L.P.

BY: AVENUE CAPITAL MANAGEMENT II GENPAR, L.P. (ON BEHALF OF FUNDS MANAGED BY IT)

By:	/s/ Sonia Gardner
	Name:	Sonia Gardner
	Title:	Member

[Signature Page to Investor Securityholders Agreement-Avenue]

ANNEX I

ADDRESSES FOR NOTICE

DOMUS HOLDINGS CORP.

DOMUS INVESTMENT HOLDINGS, LLC

RCIV HOLDINGS, L.P. (CAYMAN)

RCIV HOLDINGS (LUXEMBOURG) S.A.R.L.

APOLLO INVESTMENT FUND VI, L.P.

DOMUS CO-INVESTMENT HOLDINGS LLC

c/o Apollo Management VI, L.P.

9 West 57th Street, 43rd Floor

New York, NY 10019

Attention: Marc Becker

Email: Becker@apollolp.com

Facsimile:

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Facsimile: (212) 735-2000

Attention:        Stacy J. Kanter, Esq.

                           Thomas W. Greenberg, Esq.

AVENUE CAPITAL MANAGEMENT II, L.P.

399 Park Avenue, 6th Floor

New York, New York 10022

Facsimile: (212) 850-7506

Attention:        Jane Castle

                          Eric Ross

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

1333 New Hampshire Avenue NW

Washington, DC 20036-1511

Facsimile: (202) 955-7697

Attention: Michael S. Mandel, Esq.

EXHIBIT A

JOINDER AGREEMENT

This Joinder Agreement (“Joinder”) is executed pursuant to the terms of the Amended and Restated Investor Securityholders Agreement dated as of January 5, 2011, a copy of which is attached hereto (the “Investor Securityholders Agreement”), by the transferee (“Transferee”) executing this Joinder. By the execution of this Joinder, the Transferee agrees as follows:

1.	Acknowledgement. Transferee acknowledges that Transferee is acquiring or receiving from Avenue $10 million or more in aggregate principal amount of certain Convertible Notes convertible at any time at the option of the holders thereof, in whole or in part, into shares of Class A Common Stock of Domus Holdings Corp. a Delaware corporation (the “Company”). Capitalized terms used herein without definition are defined in the Investor Securityholders Agreement and are used herein with the same meanings set forth therein.

2.	Agreement to be Bound. Transferee by delivering this Joinder agrees that it shall have only the registration rights referenced in Section 3 of the Securityholders Agreement and agrees to become a party to the Securityholders Agreement.

3.	Further Agreement. The Transferee further acknowledges and agrees that it shall not have any rights under the Securityholders Agreement other than piggy-back registration rights and certain indemnification rights.

4.	Effectiveness. This Joinder shall take effect and Transferee shall be bound by Section 3 of the Investor Securityholders Agreement immediately upon the execution hereof.

5.	Law. THIS ADOPTION WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS ADOPTION, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

Name of Transferee

Signature

Date

Exhibit A-2